EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is between WILLIAM N. FRY (the “Executive”) and RIDDELL BELL HOLDINGS, INC., a Delaware corporation (the “Company”).

WHEREAS, prior to the acquisition of Bell Sports Corp. pursuant to the Agreement and Plan of Merger by and among the Company, Riddell Holdings, LLC, Bell Sports Corp. and certain other parties named therein (the “Merger Agreement”), Riddell Holdings, LLC was engaged primarily in the business of designing, producing, distributing, marketing, advertising and selling football helmets, football accessories and related products;

WHEREAS, prior to said acquisition, the Executive was employed as the President and Chief Executive Officer of Bell Sports Corp., a corporation engaged primarily in the business of designing, producing, distributing, marketing, advertising and selling bicycle helmets, bicycle accessories and related products; and

WHEREAS, the Company and the Executive desire to enter into this Agreement to provide for the employment of the Executive by the Company following the Closing Date (as that term is defined in the Merger Agreement) upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereby agree as follows:

1. Employment; Term. The Company hereby employs the Executive and the Executive hereby agrees to be employed by the Company upon the terms and subject to the conditions contained in this Agreement. Subject to earlier termination as provided in Section 4 hereof, this Agreement shall have an initial term of two (2) years, commencing on the Closing Date, September 30, 2004, (the “Effective Date”), immediately following the Closing (as that term is defined in the Merger Agreement), and shall automatically be renewed thereafter for successive terms of two (2) years each. As used herein, the term “Employment Period” shall mean the period from the Effective Date until the termination of the Executive’s employment hereunder pursuant to Section 4 hereof.

2. Position; Duties: Responsibilities.

2.1 Position; Duties and Responsibilities. During the Employment Period, the Company shall employ the Executive as its President and Chief Executive Officer, reporting to the Board of Directors of the Company (the “Board”) or such designee as it shall determine in good faith. The Executive shall faithfully and loyally perform to the best of his abilities all the duties and responsibilities reasonably assigned to him by the Board or such designee; shall devote such business time, attention and effort to the affairs of the Company as is reasonably necessary for the proper performance of such duties and responsibilities; and shall use his reasonable best efforts to promote the interests of the Company and its Affiliates. The Executive’s duties and responsibilities shall include those he was performing for Bell Sports Inc. and its Affiliates (collectively “Bell”) immediately prior to the Closing as well as duties for the Company and the affiliated Riddell entities (collectively, including the Company, “Riddell”).

Notwithstanding the foregoing, the Executive may serve as a director or officer of business corporations other than the Company or civic or community organizations or entities, provided that such activities do not violate the terms of any of the covenants set forth in Sections 6, 7 and 8 hereof and do not interfere with his duties and responsibilities hereunder. Current activities of the Executive coming within the scope of the immediately preceding sentence are listed on Schedule 2.1 hereto.

2.2 Directorship. The Company shall take all actions reasonably necessary to elect the Executive to the Board during the Employment Period. At the request of the Board, upon his termination of employment with the Company for any reason, the Executive shall resign as a member of the Board and as an officer of the Company and shall resign from any other position he may have with the Company or any of its Affiliates.

3. Compensation.

3.1 Base Salary. During the Employment Period, the Company shall pay to the Executive an annual base salary at the rate of $450,000 per annum, payable in accordance with the payroll policies of the Company for its executives. Commencing January 1, 2006, (January 1 being the first day of the Company’s fiscal year), such base salary shall be reviewed annually at the beginning of each fiscal year during the Employment Period (each, a “Fiscal Year”) by the Compensation Committee of the Board and may be increased (but shall not be decreased) in the sole discretion of the Board or, at its designation, the Compensation Committee. The Executive’s base salary, as such base salary may be increased during the Employment Period, is referred to hereafter as the “Base Salary.”

3.2 Annual Performance Bonus.

(a) Beginning on the Effective Date, for each Fiscal Year, the Executive shall be eligible to receive, in addition to the Base Salary, a bonus (the “Bonus”) for services rendered during such Fiscal Year in accordance with this Section 3.2. For Fiscal Year 2004, the Bonus will be based on the Bell Sports, Inc. annual cash bonus plan covering the Executive at the time the Merger Agreement was signed, and shall be payable in the second quarter of 2005.

(b) For each Fiscal Year after Fiscal Year 2004 during the Employment Period, the Executive shall be eligible to participate in the Company’s executive incentive plan for the combined business of Riddell and Bell (as those terms are defined in Section 2.1 above) in accordance with the terms of that plan. The Executive shall have a target bonus under that plan equal to 80 % of Base Salary and shall be entitled to additional bonus compensation equal to 25% of such target bonus for performance of 10% or more above plan (i.e., a total bonus opportunity equal to 100% of Base Salary). Compensation awarded the Executive under the executive incentive plan is referred to hereafter as the “Annual Bonus.” The amount of the Annual Bonus shall be determined by the Board or, if so delegated, the Compensation Committee, based on its assessment of the achievement of reasonable agreed targets appropriately adjusted to account for any agreed long-term investments by the Company.

(c) Each Annual Bonus to which the Executive becomes entitled, other than the Fiscal Year 2004 Bonus, shall be paid 30 days following the rendering of audited financial statements for the relevant Fiscal Year (the “Payment Date”). For the avoidance of doubt, except as otherwise provided in Section 4 of this Agreement, the Executive shall be entitled to receive Annual Bonuses referred to in this Section 3.2 only if he was employed by the Company at the time of the Company’s distribution of bonuses to executives of the Company for the applicable year.

3.3 Equity Participation.

(a) During the Employment Period, the Executive shall be eligible to participate in the Riddell Holdings, LLC 2003 Equity Incentive Plan, as amended (the “Equity Incentive Plan”), in accordance with the terms thereof. The Executive’s allocation is 5,073,655.035 Class B Common Units, subject to the vesting terms set forth in the certificate granting him such units.

(b) If the Executive’s employment is terminated by the Company without Cause or if the Executive terminates his employment for Good Reason, in each case during the second-half of any calendar year, all of the EBITDA Units and Earn-Back Units that were eligible for vesting in the year of such termination or resignation shall vest on the Release Date for such year if the respective EBITDA targets for such year are achieved, and otherwise shall expire and terminate, and all of the Time Units that were eligible for vesting in such year shall vest upon such termination.

(c) In connection with any repurchase of the Executive’s vested Units by Riddell Holdings, LLC pursuant to the exercise of a Call Option or Put Option, if the Executive provides the Board of Managers of Riddell Holdings, LLC with written notice of the Executive’s objection to the Board of Managers’ determination of the Fair Market Value of such Units, an independent investment banking firm chosen in good faith by the Board of Managers shall be commissioned to determine the fair market value of such Units. If such investment banking firm’s determination of the fair market value of such Units is greater than 110% of the Board of Managers’ determination of the Fair Market Value of such Units, then the fees and expenses of such investment banking firm shall be paid by Riddell Holdings, LLC, and otherwise such fees and expenses shall be paid by the Executive.

(d) Upon the termination of the Executive’s employment by the Company other than for Cause or his termination of his employment for Good Reason or in the event of termination in accordance with Section 4 hereof as a result of death or disability, the Executive shall have the right to sell to Riddell Holdings, LLC, in accordance with the terms and conditions of the Riddell Holdings, LLC Amended and Restated Limited Liability Company Agreement, as amended and in effect from time to time (the “LLC Agreement”), the Executive’s vested Units at a price equal to the Fair Market Value of the Units; provided, that EBITDA for the Company for the most recently completed Fiscal Year preceding the date of termination or resignation was at least Fifty-Five Million Dollars ($55,000,000) and EBITDA for the Company has been growing at a rate of at least 5% per year following the 2005 Fiscal Year.

(e) Any capitalized term contained in paragraphs (a) through (d) of this Section 3.3 or in Section 3.4 below, or in the definition of “Change of Control” set forth in Section 4.7 hereof, which is not defined in this Agreement shall have the meaning ascribed to that term in the Equity Incentive Plan, the LLC Agreement or the certificate granting the Executive equity incentive units. Except as expressly provided in this Section 3.3, the Executive’s rights and obligations, and those of Riddell Holdings, LLC and its Affiliates, with respect to its securities (including without limitation at the time the Executive’s employment is terminated under Section 4 hereof) shall be governed by the terms of the Equity Incentive Plan and the LLC Agreement.

3.4 Equity Purchase. On the Closing Date, the Executive invested not less than 27.5% of his after-tax proceeds in respect of his Management Incentive Plan (“MIP”) Units to the purchase of 652,307.621 Class A Units of Riddell Holdings, LLC contemporaneous with the consummation of the merger contemplated by the Merger Agreement and at the same price paid by all other purchasers of Class A Units at that time.

3.5 Perquisites

(a) In the event that the Executive elects to lease or purchase an automobile during the Employment Period, the Company will reimburse the Executive monthly an amount equal to the monthly lease payment the Company would have incurred under a standard three year lease of a BMW Five Series automobile (the “Car Allowance”). During the Employment Period, the Company also shall reimburse the Executive’s normal operating costs with respect to the car he uses for business purposes.

(b) During the Employment Period, the Company will reimburse the annual dues for one country club membership for the Executive.

3.6 Reimbursement of Expenses. During the Employment Period, the Company shall reimburse the Executive for all expenses reasonably incurred by him in connection with the business of the Company and its Affiliates, upon presentation of proper receipts or other proof of expenditure and subject to such reasonable guidelines or limitations provided to the Executive and applied prospectively, as established by the Company.

3.7 Vacation. During the Employment Period, the Executive shall be entitled to four (4) weeks of paid vacation and to sick leave, each in accordance with Company policy and, with respect to vacation, with the timing of its use being subject to the reasonable business needs of the Company.

3.8 Participation in Benefit Plans and Certain Reimbursements.

(a) During the Employment Period, the Executive shall be entitled to participate in any and all employee benefit plans from time to time in effect for executives of the Company generally, except to the extent such plans are duplicative of a benefit otherwise provided to the Executive under this Agreement (e.g., severance pay). Such participation shall be subject to the terms of the applicable plan documents and generally applicable Company policies.

(b) During the Employment Period, in addition to the benefits provided pursuant to Section 3.8(a) hereof, the Company will reimburse the reasonable annual premium cost of term life insurance maintained by the Executive on his life to a maximum face amount of one times the Base Salary. The Executive shall be entitled to name the beneficiary of such life insurance.

(c) During the Employment Period, the Company will reimburse deductibles, co-payments and like expenses not covered by the Company’s medical and dental plans incurred by the Executive and his eligible dependents participating in those plans (hereafter, collectively, “Uninsured Medical Expenses”). The Company will also reimburse the Executive during the Employment Period for state and federal income taxes paid by him on reimbursements received hereunder for Uninsured Medical Expenses.

4. Termination.

4.1 Death. Upon the death of the Executive, the Employment Period shall automatically terminate and all rights of the Executive and his heirs, executors and administrators to compensation and other benefits hereunder shall cease, except for the following: (i) The Company will pay to the beneficiary designated by the Executive in writing or, if none, to his estate, an Annual Bonus for the Fiscal Year in which termination occurs, determined by multiplying the Annual Bonus the Executive would have received had he continued employment through the last day of such Fiscal Year by a fraction, the numerator of which is the number of days he was employed during such Fiscal Year, through the date of termination, and the denominator of which is 365 (a “Pro-Rated Annual Bonus”) or, if greater, an amount equal to the Annual Bonus paid to the Executive for the Fiscal Year preceding that in which termination occurs, with the applicable payment being due at the time annual bonuses are paid to Company executives generally under its executive incentive plan for the Fiscal Year in which termination occurs. (ii) The Company will pay or reimburse the premium cost for continued participation of the Executive’s eligible dependents in the Company’s group health and dental plans (as in effect for current executives’ dependents) under COBRA for twelve (12) months following the date of termination hereunder. (iii) The Company will provide to the Executive’s spouse for twelve (12) months following the date of termination hereunder the perquisites set forth in Section 3.5 hereof.

4.2 Disability.

(a) The Company may, at its option, terminate the Employment Period upon written notice to the Executive if the Executive, because of physical or mental incapacity or disability, fails in any material respect to perform the services required of him hereunder for any one hundred eighty days (180) days in any 360 consecutive day period. During any such period of incapacity or disability while the Executive’s employment hereunder continues, however, the Company shall continue to pay the Executive the Base Salary and shall continue his participation in Company benefit plans, reimbursement of Uninsured Medical Expenses and reimbursement of term life insurance premiums in accordance with Section 3.8 hereof

(b) Upon termination hereunder, all obligations of the Company under this Agreement shall cease except for the following, which shall be provided to the Executive, provided that he signs and returns an effective and timely release of claims in the form attached to this Agreement and marked Exhibit A (the “Release”): (i) The Company will pay or reimburse the premium cost of continued participation by the Executive and his eligible dependents in the Company’s group health and dental plans (as in effect for current executives and their dependents) under COBRA for twelve (12) months following the date of termination hereunder or, if less, until the Executive becomes eligible to participate in the health and/or dental plans of a new employer. (ii) The Company will continue to reimburse the premium cost of term life insurance described in Section 3.8(b) hereof for twelve (12) months following the date of termination hereunder or, if less, until the Executive becomes eligible for life insurance coverage through a new employer. (iii) For twelve (12) months following the date of termination hereunder or, if less, until the Executive commences new employment, the Company will continue to reimburse Uninsured Medical Expenses; will continue the Car Allowance and reimbursement of his car operating expenses; and will continue to reimburse dues of one country club membership for the Executive. (iv) The Company will pay the Executive a Pro-Rated Annual Bonus for the Fiscal Year in which termination occurs or, if greater, an amount equal to the Annual Bonus paid to the Executive for the Fiscal Year preceding that in which termination occurs, with payment being due at the time the annual bonuses are paid to Company executives generally under its executive incentive plan. In the event that the Company has not offered the Executive participation in a long-term disability plan, then, in the event of termination hereunder, the Company shall continue to pay the Executive the Base Salary until the earlier of the expiration of six (6) months from the date of termination hereunder or the date he recovers from his incapacity or disability. Notwithstanding anything to the contrary herein, no payments or reimbursements shall be due hereunder until five (5) business days following the later of the effective date of the Release or the date the Release, signed by the Executive, is received by the Chairman of the Board.

(c) In the event of any dispute regarding the existence of the Executive’s incapacity or disability hereunder, the matter shall be resolved by the determination of a majority of three physicians qualified to practice medicine in the state of the Executive’s residence, one to be selected by each of the Executive and the Board and the third to be selected by such two designated physicians. For this purpose, the Executive shall submit to appropriate medical examinations reasonably necessary to determine his capacity to perform the services required to be performed by him hereunder.

4.3 Cause.

(a) The Company may, at its option, terminate the Executive’s employment under this Agreement for “Cause” (as hereinafter deemed). A termination for Cause shall not take effect until and unless the Company complies with this Section 4.3(a). The Executive shall be given written notice by the Board of the intention to terminate his employment hereunder for Cause (the “Cause Notice”). The Cause Notice shall state in reasonable detail the nature of such Cause.

(b) As used in this Agreement, the term “Cause” shall mean any one or more of the following:

(i) the Executive’s refusal or willful failure to substantially perform his duties within three (3) days after a written demand for performance is delivered to the Executive by the Board which references the potential for a “for Cause” termination and identifies the manner in which it is believed that the Executive has failed to perform his duties hereunder;

(ii) the Executive’s gross negligence or willful misconduct with regard to the Company or any of its Affiliates, including but not limited to Bell and Riddell, which has a material adverse impact on the Company or its Affiliates, whether economic or to reputation or otherwise, as determined by the Board;

(iii) the Executive’s conviction of, or pleading nolo contendere to, (A) a felony or any crime involving fraud or material dishonesty or (B) any felony or crime involving moral turpitude that might be reasonably expected to adversely effect the Company or its Affiliates;

(iv) the Executive’s refusal or willful failure to follow a lawful, written direction of the Board or its designee within the scope of the Executive’s duties hereunder within three (3) days after written notice has been given to the Executive by the Board that failure to follow the direction will be grounds for termination for Cause;

(v) Executive’s theft, fraud or any material act of dishonesty related to the Company or any of its Affiliates;

(vi) any representations or warranties of the Executive hereunder that there is no legal impediment to employment, no disclosure of third party confidential information and no breach of any existing employment agreement prove false in a material respect; provided that Executive has been provided with written notification of any of the foregoing and has been given five (5) days to present any mitigating, corrective or clarifying information to the Board;

(vii) the Executive’s breach of a fiduciary duty owed to the Company or any of its Affiliates, including but not limited to any breach or violation of those provisions of this Agreement setting forth the Executive’s obligations with respect to confidentiality, non-competition and non-solicitation, unless such breach is determined by the Board to be reasonably susceptible to correction and is corrected by the Executive within ten (10) days of the Company’s written notification to Executive of such breach;

(viii) the Executive’s breach of a material provision of this Agreement unless corrected by Executive within ten (10) days of the Company’s written notification to Executive of such breach or

(ix) any restatement of the Company’s audited financial statements shall occur or the Company’s auditors shall require an adjustment to current year financials then being audited, which would result in a greater than 10% decrease to the Company’s EBITDA for any fiscal year and would also require a waiver or amendment of the Company’s credit agreement with its senior lenders; provided, however, that no such reinstatement or adjustment shall be Cause hereunder to the extent that it pertains or results from Riddell business conducted prior to the Closing.

No act or failure to act by the Executive shall be deemed “willful” if done or omitted to be done by the Executive in good faith and in the reasonable belief that such action or omission was in the best interest of the Company and its Affiliates and/or permitted or required by applicable law.

(c) The exercise of the right of the Company to terminate this Agreement pursuant to this Section 4.3 shall not abrogate the rights or remedies of the Company in respect of the breach giving rise to such termination.

(d) If the Company terminates the Executive’s employment for Cause, or if the Executive terminates his employment hereunder in accordance with Section 4.4, which termination shall not constitute a breach of this Agreement, he shall only be entitled to: (i) accrued Base Salary through the date of the termination of his employment and (ii) any amounts owing but not yet paid pursuant to Sections 3.5, 3.6, 3.8(b) and 3.8(c).

4.4 Termination by the Executive other than for Good Reason. The Executive may termination his employment hereunder other than for Good Reason upon sixty (60) days’ notice to the Company. The Board may elect to accept the Executive’s notice prior to the expiration of such notice period, but in that event the Executive shall be entitled to the Base Salary for the notice period or any remaining portion thereof. In addition, the Executive shall be entitled to payments in accordance with Section 4.3(d), directly above. Following any termination of Executive’s employment pursuant to this Section 4.4, the Company shall have no further obligation to the Executive hereunder.

4.5 Termination by the Company other than for Cause. In the event the Company terminates this Agreement and the Executive’s employment hereunder for any reason other than as provided in Sections 4.1, 4.2, 4.3 or 4.7 hereof, such termination shall not constitute a breach of this Agreement. Upon the occurrence of such termination, and provided that the Executive executes and returns a timely and effective Release, the Company will provide the Executive the following:

(a) For twenty-four (24) months immediately following the date of termination, the Company will provide the Executive monthly severance pay equal to one-twelfth of the Base Salary; provided, however, that during months 13 through 24 thereof, the Company shall be entitled to reduce such severance pay by the amount of any earnings and benefits to which the Executive is entitled from other employment during that twelve month period. The Executive agrees to provide the Company monthly during the second year of severance pay hereunder sufficient information concerning his earnings and benefits from other employment for the Company to determine its obligations to him hereunder.

(b) The Company will pay the Executive (i) an amount equal to the Annual Bonus paid to him for the Fiscal Year preceding that in which termination occurs, payable in twelve approximately equal monthly installments with his severance pay or, if greater, (ii) a Pro-Rated Annual Bonus, payable in a single lump sum at the time annual bonuses are paid to Company executives generally under its executive incentive plan.

(c) The Company will pay or reimburse the premium cost for participation by the Executive and his eligible dependents in its group health and dental plans (as in effect for current Company executives) under the federal law known as COBRA) for the earliest of (i) the expiration of twenty-four (24) months immediately following the date of termination, (ii) until the date the Executive becomes eligible for participation in the health and/or dental plan of a new employer or (iii) until the date the Executive is no longer eligible for continuation of participation under COBRA. In the event, however, that the termination of the Executive’s eligibility under COBRA is the earliest to occur, then, until the earlier to occur of the dates set forth in clause (i) and clause (ii) above, Company either will arrange for the Executive and his eligible dependents to continue participation in its group health and dental plans and pay the premium cost of that participation or, if the Company determines that it is unable to arrange such participation, the Company will reimburse the Executive for the reasonable premium cost of comparable coverage obtained by the Executive for himself and his eligible dependents. The Executive agrees to provide promptly information sufficient for the Company to determine its obligations hereunder.

(d) The Company will reimburse Uninsured Medical Expenses during the twelve (12) months immediately following the date of termination or, if less, for so long as the Executive is entitled to payments under paragraph (c) directly above.

(e) The Company will continue the Car Allowance and its reimbursement of his car operating expenses and will continue to reimburse the annual dues of one country club membership during the twelve (12) months immediately following the date of termination

(f) During the twenty-four (24) months immediately following the date of termination, the Company will continue the Executive’s participation in its group life insurance plan with the same coverage in effect immediately prior to the date of termination or, if the Company determines that such participation is not available, it will pay the premium cost of an individual term life insurance policy with a face amount equal to his coverage under the group life insurance plan immediately prior to termination, provided that the Executive is insurable at normal rates. The Executive agrees to cooperate with the Company in obtaining such individual term life insurance, including without limitation submission to any physical examinations required by the insurer.

Notwithstanding anything to the contrary contained in this Section 4.5, however, no payments or reimbursements shall be due hereunder until five (5) business days following the later of the effective date of the Release or the date the Release, signed by the Executive, is received by the Chairman of the Board.

4.6 Termination for Good Reason.

(a) The Executive may terminate his employment under this Agreement for Good Reason (as hereinafter defined) within sixty (60) days following the occurrence of an event giving rise to Good Reason, upon notice to the Company setting forth in reasonable detail the nature of such Good Reason.

(b) For purposes of this Agreement, “Good Reason” shall mean, without the Executive’s express written consent, the occurrence of any one or more of the following events:

(i) the material breach of this Agreement by the Company which is not cured, if curable, within twenty (20) days after written notice to the Company of such breach by the Executive;

(ii) a material diminution of any of the Executive’s significant duties or the assignment to the Executive of any duties inconsistent with his then existing duties or the material impairment of the Executive’s ability to function in the positions described in Section 2.1 hereof, in each case only after the Company shall have had an opportunity to cure (any cure to be effected within twenty (20) days after appropriate written notice of the basis for Good Reason is given to the Company by the Executive);

(iii) any reduction in or failure to pay the Base Salary, any failure to pay any Annual Bonus to which the Executive is entitled pursuant to Section 3.2, any material reduction of any benefit or perquisite enjoyed by the Executive, or any failure to continue the Executive’s participation in any incentive compensation plan unless a plan providing a substantially similar economic opportunity is substituted, in each case only after the Company has been given an opportunity to cure any such event within twenty (20) days following the Executive’s written notice to the Company; or

(iv) any change in the location of the Executive’s principal place of employment with the Company in Irving, Texas to a location more than fifty (50) miles from such location.

(c) In the event the Executive terminates this Agreement for Good Reason, the Executive shall be entitled to the payments and benefits specified in Sections 4.5(a) through 4.5(f), subject to the terms and conditions of Section 4.5, including without limitation the requirement that he execute and return a timely and effective Release.

4.7 Termination Following a Change of Control

(a) In the event that during the period commencing on the day following the occurrence of a Change of Control and ending twenty-four (24) months thereafter the Executive terminates this Agreement for Good Reason in accordance with Section 4.6 hereof or the Company terminates the Executive’s employment hereunder other than for Cause in accordance with Section 4.5, in either case by delivering to the other a notice of such termination (which termination shall not constitute a breach of this Agreement), the Executive, provided he executes timely and effective Release, shall be entitled to the following, which shall be in lieu of any severance pay or other benefits under Section 4.5 or Section 4.6 hereof (other than as expressly provided in clause D and clause E below): (A) a single lump sum payment equal to twenty-four (24) months of Base Salary, without offset for other earnings; (B) the greater of (y) an amount equal to the Annual Bonus paid for the Fiscal Year preceding that in which termination occurs, included in the lump sum payment under clause (A) immediately above or (z) a Pro-Rated Annual Bonus for the Fiscal Year in which termination occurs, payable in a single lump sum at the time annual bonuses are paid to Company executives generally; (C) continuation for twelve (12) months immediately following the date of termination the Car Allowance, reimbursement of his car operating expenses and reimbursement of the dues of one country club membership for the Executive; (D) medical and dental plan premium payments (or, as applicable, reimbursements) in accordance with Section 4.5(c) above and subject to the Executive’s compliance with the final sentence thereof and (E) reimbursement of Uninsured Medical Expenses in accordance with Section 4.5(d) above. Notwithstanding anything to the contrary herein, no payments or reimbursements shall be due hereunder until five (5) business days following the later of the effective date of the Release or the date the Release, signed by the Executive, is received by the Chairman of the Board.

(b) For purposes of this Agreement, “Change of Control” shall mean (i) any change in the ownership of the equity capital of Riddell Holdings, LLC (the “Common Units”) if, immediately after giving effect thereto, (A) the Investors and their Affiliates will hold, directly or indirectly, less than 50% of the Common Units with voting rights held by the Investors as of the Closing or (B) any Person other than the Investors and their Affiliates will hold, directly or indirectly, greater than 50% of the outstanding Common Units with voting rights; or (ii) any sale or other disposition of all or substantially all of the assets of Riddell Holdings, LLC (including, without limitation, by way of a merger or consolidation or through the sale of all or substantially all of the stock or membership interests of its direct and indirect subsidiaries (the “Subsidiaries”), or sale of all or substantially all of the assets of Riddell Holdings LLC and its direct and indirect subsidiaries, taken as a whole) to another Person (the “Change of Control Transferee”) if, immediately after giving effect thereto, any Person (or group of Persons acting in concert) other than the Investors and their Affiliates will have the power to elect a majority of the members of the board of managers or board of directors (or other similar governing body) of the Change of Control Transferee.

(c) For purposes of this Section 4.7: A “Person” shall have the meaning ascribed to that term in section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934. “Investors” shall mean all Unit-holders of Riddell Holdings, LLC as of the date of this Agreement, including without limitation Fenway Partners, Inc., American Capital Strategies Ltd., Antares Capital Corporation, Bell Sports Holdings, LLC, Bell Sports 2001, LLC, Bell Sports 2001 Coinvestors, LLC and Bell Sports 2001 Investments, LLC.

4.8 Execution of the Release. The Release creates legally binding obligations and the Company and its Affiliates therefore advise the Executive to consult legal counsel before signing the Release.

5. Indemnification. To the fullest extent permitted by applicable law, the Executive (and his heirs, executors and administrators) shall be indemnified by the Company and its successors and assigns for acts or failures to act which occurred during his employment. The Executive’s right to indemnification shall include the right to be paid by the Company the expenses incurred in defending any proceeding in advance of its final disposition, provided that the Executive shall repay any advanced amounts if it shall be ultimately determined that the Executive is not entitled to be indemnified for such expenses under this Agreement or otherwise. The obligations of the Company pursuant to this Section 5 shall survive the termination of the Employment Period.

6. Confidential Information.

6.1 The Executive acknowledges that the Company and its Affiliates continually develop Confidential Information (as hereinafter defined), that the Executive may develop Confidential Information for the Company or its Affiliates and that the Executive may learn of Confidential Information during the course of employment. The Executive will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and shall not disclose to any Person or use, other than as required by applicable law or for the proper performance of his duties and responsibilities to the Company and its Affiliates, any Confidential Information obtained by the Executive incident to his employment or other association with the Company or any of its Affiliates. The Executive understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination.

6.2 For purposes of this Agreement, “Confidential Information” means any and all information of the Company and its Affiliates that is not generally known by those with whom the Company or any of its Affiliates competes or does business, or with whom the Company or any of its Affiliates plans to compete or do business, including without limitation (i) information related to the Products, technical data, methods, processes, know-how and inventions of the Company and its Affiliates, (ii) the development, research, testing, marketing and financial activities and strategic plans of the Company and its Affiliates, (iii) the manner in which the Company and its Affiliates operate, (iv) their costs and sources of supply, (v) the identity and special needs of the customers and prospective customers of the Company and its Affiliates and (vi) the persons and entities with whom the Company and its Affiliates have business relationships and the nature and substance of those relationships. Confidential Information also includes any information that the Company or any of its Affiliates may receive or has received from customers, subcontractors, suppliers or others with any understanding, express or implied, that the information would not be disclosed. Confidential Information does not include information that enters the public domain, other than through a breach by the Executive or another Person of an obligation of confidentiality to the Company or one of its Affiliates.

6.3 All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its Affiliates and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company and its Affiliates. The Executive shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents and all other property of the Company and its Affiliates then in the Executive’s possession or control.

7. Restricted Activities.

7.1 The Executive agrees that some restrictions on his activities during and after his employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates:

(a) While the Executive is employed by the Company and for the greater of the period of twenty-four (24) months following termination of his employment with the Company or the period specified in the Merger Agreement (in either case, the “Non-Competition Period”), the Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company or any of the Serviced Affiliates (as hereafter defined) anywhere in the world. Specifically, but without limiting the foregoing, the Executive agrees not to engage in any manner in any activity that is directly or indirectly competitive or potentially competitive with the business of the Company or any of its Affiliates as conducted or under consideration at any time during the Executive’s employment and not to provide advice or any other services, with or without compensation, to any Person who directly or indirectly competes or plans to compete with the Company or any of its Affiliates. For the purposes of this Section 7, the business of the Company and its Affiliates shall include all of Products, and the Executive’s undertaking shall encompass all items, products and services that may be used in substitution for Products. The “Serviced Affiliates” are those Affiliates of the Company as to which the Executive has provided services or had access to the employees, customers, vendors or Confidential Information.

(b) While the Executive is employed by the Company and during the Non-Competition Period, the Executive will not hire or attempt to hire any employee of the Company or any of the Serviced Affiliates, assist in such hiring by any Person, encourage any such employee to terminate his or her employment relationship with the Company or any of the Serviced Affiliates, or solicit or encourage any customer of, or vendor to, the Company or any of the Serviced Affiliates to terminate or diminish its relationship with them, or, in the case of a customer, to conduct with any Person any business or activity which such customer conducts or could conduct with the Company or any of its Affiliates.

8. Inventions. The Executive hereby assigns to the Company his entire right, title and interest in and to all discoveries and improvements, patentable or otherwise, trade secrets and ideas, writings and copyrightable material, which may be conceived by the Executive or developed or acquired by him prior to and during the term of the Employment Period (but only while employed by the Company or its Subsidiaries or any of their predecessors, successors or assigns, all of which entities, with the Company, are hereafter termed the “Riddell-Bell Group”), which pertain to the business of the Riddell-Bell Group, make use of the Confidential Information or the facilities or equipment of the Riddell-Bell Group or were suggested by any of his work for the Riddell-Bell Group (the “Intellectual Property”). The Executive agrees to disclose promptly, fully and in writing all Intellectual Property to the Company. The Executive shall, upon the Company’s request and at the Company’s sole expense, execute, acknowledge and deliver to the Company all instruments and do all other acts which are necessary or desirable to enable the Company to file and prosecute applications for, and to acquire, maintain and enforce, all patents, trademarks and copyrights in all countries in respect of the Intellectual Property.

9. Relief, Reformation, Severability. The Executive acknowledges that he has carefully read and considered all terms and conditions of this Agreement, including the restraints imposed by Sections 6, 7 and 8 hereof. The Executive acknowledges that there is no adequate remedy at law for a breach of Sections 6, 7 and 8 and that, in the event of such a breach or attempted breach, the Company shall be entitled to injunctive or other equitable relief to prevent any such breach, attempted breach or continuing breach, without prejudice to any other remedies for damages or otherwise. The Executive agrees that the covenants contained in this Agreement are separate and are reasonable in their nature, subject matter, geographic limitation, scope and duration and that the Executive shall not raise any issue of reasonableness as a defense in any proceeding to enforce any of such covenants. Notwithstanding the foregoing, in the event that a covenant contained in this Agreement shall be deemed by any court to be unreasonably broad in any respect, the parties agree that the court may modify such covenant for the purpose of making such covenant reasonable in geographic limitation, scope and duration. The validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected by any such modification.

10. Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants or any court order or other legal obligation that would affect the performance of his obligations hereunder. The Executive will not disclose to or use on behalf of the Company any proprietary information of a third party without such party’s consent.

11. Insurance. The Company may, at its election and for its benefit, insure the Executive against disability, accidental loss or death and the Executive shall submit to such physical examinations and supply such information as may be reasonably required in connection therewith.

12. Expenses. The Company will reimburse the Executive for his reasonable out of pocket costs and expenses of obtaining independent legal advice relating to the negotiation of the agreement between the Company and the Executive which he executed on September 24, 2004 (the “Binding Term Sheet”), this Agreement and the Executive’s related equity participation in the Company; provided, that, the maximum payment under this Section 12 shall not exceed $7,500.

13. Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply.

13.1 “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with a specified person or entity, where control may be by management authority, contract or equity interest.

13.2 “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

13.3 “Products” means all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Affiliates, together with all services provided or planned by the Company or any of its Affiliates, during the Executive’s employment.

14. Assignment. The rights and benefits of the Executive hereunder shall not be assignable, whether by voluntary or involuntary assignment or transfer. This Agreement shall be binding upon, and inure to the benefit of, the successors and assigns of the Company, and the heirs, executors and administrators of the Executive, and shall be assignable by the Company to any entity acquiring substantially all of the assets of the Company, whether by merger, consolidation, sale of assets or similar transactions.

15. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and effective when personally delivered or deposited in the United States mail, certified or registered, or consigned to an overnight courier service and addressed as follows: if to the Executive, to his address as set forth in the records of the Company and, if to the Company, to it c/o Mark R. Genender, Fenway Partners, Inc., 11111 Santa Monica Boulevard, Suite 1470, Los Angeles, CA 90025, with a copy to Aron Schwartz, Fenway Partners, Inc., 152 W. 57th St., 59th Floor, New York, NY 10019, or to any other address designated by any party hereto by notice to the other actually received.

16. Waiver of Breach. A waiver by the Company or the Executive of any breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other or subsequent breach by the other party. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.

17. Entire Agreement. This Agreement contains the entire agreement of the parties, and supersedes all prior agreements, with respect to the Executive’s employment and all related matters, including without limitation the Bell Agreement, as hereinafter defined, and the Binding Term Sheet (other than as expressly provided hereafter), but excluding the following, which shall remain in full force and effect in accordance with their terms: (a) any and all agreements between the Executive and Riddell Holdings, LLC regarding his equity participation therein (other than to the extent inconsistent with the provisions of Section 3.3 hereof) and (b) the following provision of the Binding Term Sheet: “By signing this Agreement, Executive expressly and irrevocably waives any and all rights he might now have, or hereafter acquire under the Bell Agreement or this Agreement as a result of the signing of the Merger Agreement or the consummation of the merger contemplated by the Merger Agreement or any event related thereto being a “Change of Control” as that term is defined in the Bell Agreement or in this Agreement. Without limiting the generality of the foregoing, it is agreed specifically that Executive will be entitled to no termination pay or other benefits of any kind as a result of such a “Change of Control,” whether under Section 4.7 of the Bell Agreement or otherwise.” For purposes of the foregoing provision, “Bell Agreement” means the agreement between the Executive and Bell Sports, Inc. dated as of April 30, 2001, as amended as of July 11, 2002 and again in 2003.

18. Amendments. This Agreement may be modified only by an agreement in writing signed by the parties hereto and expressly approved by the Board.

19. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

21. Withholding. All payments hereunder shall be subject to any required withholding of federal, state and local taxes pursuant to any applicable law or regulation.

22. Section Headings. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

23. Applicable Law. The terms of this Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflict of laws provisions) of the State of Texas.

24. Survival. The respective rights and obligations of the parties under this Agreement shall survive the Executive’s termination of employment and the termination of this Agreement to the extent necessary for the preservation of such rights and obligations, including, without limitations, the rights and obligations under Sections 3.3, 4, 5, 6, 7, 8, 9, 10, 15 and 24 of this Agreement.

[Signature page immediately follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

RIDDELL BELL HOLDINGS, INC.

By:	/s/ Mark R. Genender

Name: Mark R. Genender

Title: Vice President

EXECUTIVE:

/s/ William N. Fry
William N. Fry

Riddell Holdings, LLC shall be a party to this Agreement, but solely for the purposes of Section 3.3 hereof.

RIDDELL HOLDINGS, LLC

By:	/s/ Mark R. Genender

Name: Mark R. Genender

Title: Vice President

Schedule 2.1

Pursuant to Section 2.1 of the Agreement, the following is a list of the Executive’s activities as of the date this Schedule was prepared:

Bikes Belong Coalition

University of Mississippi Business School Board of Advisors

Glenveigh Pharmaceuticals

Dated as of March 31, 2005

EXHIBIT A

RELEASE OF CLAIMS

FOR AND IN CONSIDERATION OF the benefits to be provided me in connection with the termination of my employment, as set forth in the employment agreement between me and Riddell Bell Holdings, Inc. (the “Company”) effective as of September 30, 2004 (the “Agreement”), which are conditioned on my signing this Release of Claims and to which I am not otherwise entitled, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives and assigns, and all others connected with me, hereby release and forever discharge the Company and its Affiliates (as defined in the Agreement) and all of their respective past, present and future officers, directors, trustees, shareholders, employees, agents, general and limited partners, members, managers, joint venturers, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all causes of action, rights and claims of any type or description, known or unknown, which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, including without limitation any causes of action, rights or claims in any way resulting from, arising out of or connected with my employment by the Company or any of its Affiliates or the termination of that employment or pursuant to any federal, state or local law, regulation or other requirement (including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act and the fair employment practices laws of the state or states in which I have been employed by the Company or any of its Affiliates, each as amended from time to time).

Excluded from the scope of this Release of Claims is (i) any claim arising under the terms of the Agreement after the effective date of this Release of Claim and (ii) any right of indemnification or contribution that I have pursuant to the Articles of Incorporation or By-Laws of the Company or any of its Subsidiaries (as defined in the Agreement).

In signing this Release of Claims, I acknowledge my understanding that I may not sign it prior to the termination of my employment, but that I may consider the terms of this Release of Claims for up to twenty-one (21) days (or such longer period as the Company may specify) from the later of the date my employment with the Company terminates. I also acknowledge that I am advised by the Company and its Affiliates to seek the advice of an attorney prior to signing this Release of Claims; that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.

I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth expressly in the Agreement. I understand that I may revoke this Release of Claims at any time within seven (7) days of the date of my signing by written notice to the Company c/o Mark R. Genender, Fenway Partners, Inc.,

11111 Santa Monica Boulevard, Suite 1470, Los Angeles, CA 90025, with a copy to Aron Schwartz, Fenway Partners, Inc., 152 W. 57th St., 59th Floor, New York, NY 10019, and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it.

Intending to be legally bound, I have signed this Release of Claims under seal as of the date written below.

Signature:
William N. Fry

Date Signed: